Exhibit 11 under Form N-1A
Exhibit 23 under Item 601/Reg. S-K




CONSENT OF INDEPENDENT AUDITORS



Old Westbury Funds, Inc.


We consent to the use in Post-Effective Amendment No. 10 to Registration Statement No. 33-66528 of our reports dated December 12, 1997, appearing in the Annual Report to Shareholders of Old Westbury International Fund and Old Westbury Growth Opportunity Fund for the period ended October 31, 1997, incorporated by reference in the Statement of Additional Information, and to the reference to us under the caption "Financial Highlights" in the Prospectus, which is also part of such Registration Statement.



/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
New York, New York
February 20, 1998